Exhibit 10.48

Verizon 140 West St. New York, NY 10007

April 5, 2007

John Stratton

Dear John:

I am pleased to offer you this revised and restated employment agreement (the “Agreement”) with Verizon Communications Inc. (“Verizon”). For purposes of this Agreement, the term “Company” means Verizon, all corporate subsidiaries and other companies affiliated with Verizon, all companies in which Verizon has an ownership or other proprietary interest of more than 10 percent, and their successors and assigns. This Agreement replaces and supersedes your prior employment agreement with Cellco Partnership d/b/a Verizon Wireless.

As a leader in our industry, we will be constantly challenged with sustaining our market growth and presence. We will meet these challenges by leveraging the strength of our talented and committed leaders. This Agreement demonstrates my continued confidence in you, and I value the leadership, vision, and commitment you bring to the Company.

The terms and conditions of this Agreement are set forth below.

1. Purpose – Verizon enters into this Agreement with you because the rapidly changing and increasingly global telecommunications market requires the Company to make critical strategic, marketing, and technical decisions. These decisions by the Company will be based, in whole or in part, on confidential analyses of the evolving telecommunications market, confidential assessments of the technical capabilities and strategic plans of the Company and competing businesses, and confidential or proprietary information regarding the Company’s technology, resources, and business opportunities or other confidential or proprietary information relating to the Company’s business. Verizon seeks by this Agreement to ensure that you remain a part of the executive management team that plays a central role in this decision-making process.

In consideration for your entering into this Agreement, including the restrictions on the disclosure and use of confidential or proprietary information and the limitations on your engaging in competitive activities, the Company is providing you with the security of a written two-year agreement, short- and long-term award opportunities, and other benefits.

2. General – Under this Agreement, you shall continue as a senior executive of the Company. As a senior executive, you shall report to Denny Strigl or his successor.

3. Term – The term of employment under this Agreement (“Term of Employment”) shall commence on January 1, 2007, and end on December 31, 2008; provided that, on the last day of the Term of Employment, the Term of Employment shall automatically be extended for an additional two years unless, on or before that date, the Term of Employment has terminated or the Company notifies you in writing that the Term of Employment shall not be extended. For example, on December 31, 2008, the Term of Employment shall be extended until December 31, 2010, unless, on or before December 31, 2008, the Term of Employment has terminated or the Company notifies you in writing that the Term of Employment shall not be extended. Notwithstanding the preceding provisions of this paragraph 3, the Company reserves the right to terminate your employment and the Term of Employment at any time. Your employment and the Term of Employment also may terminate for other reasons (such as your resignation, retirement, death, or disability). The consequences of the termination of your employment are specified in paragraph 11 (“Termination Of Employment”).

Mr. John Stratton

April 5, 2007

4. Duties And Responsibilities – You shall continue to serve as a senior executive of the Company in such capacities, with such titles and authorities, as Denny Strigl or his successor may from time to time prescribe, and you shall perform all duties incidental to such positions, shall cooperate fully with Denny or his successor, and shall work cooperatively with the other officers of the Company. You shall continue to devote your entire business skill, time, and effort diligently to the affairs of the Company in accordance with the duties assigned to you, and you shall perform all such duties, and otherwise conduct yourself, in a manner reasonably calculated in good faith by you to promote the best interests of the Company. During the Term of Employment, except to the extent specifically permitted in writing by Denny or his successor, you shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person or organization other than the Company or a person or organization in which the Company has a financial interest, whether or not the services are rendered for compensation.

5. Location – During the Term of Employment, you shall perform services for the Company at the Verizon Center located in Basking Ridge, New Jersey, or at any other location designated by the Company as necessary or appropriate for the discharge of your responsibilities under this Agreement. In the event of any change in your principal work location, you shall be eligible for relocation assistance under the terms of any Company relocation policy applicable to other senior executives of the Company in your salary band at the time of such relocation.

6. Base Salary – During the Term of Employment, your annual base salary shall not be less than your annual base salary on the date of this Agreement; provided that if you are granted a merit increase in your base salary, your base salary shall not thereafter be reduced below that increased level during the Term of Employment.

7. Short-Term And Long-Term Incentive Opportunities – During the Term of Employment, the Company shall provide you with annual short-term and long-term incentive opportunities equivalent to those available to other senior executives of the Company in your salary band.

8. Benefits And Perquisites – For the immediate future, you shall–

(1)	participate in the tax-qualified and nonqualified savings plans and in the other employee benefit plans (such as the medical and dental plans), programs, and policies in which you currently participate; and

(2)	be eligible for the perquisites available to senior executives in your salary band;

provided that the Company retains the right to amend or terminate any benefit plan, policy, program, or perquisite at any time.

9. Annual Physical – You are encouraged to take an annual physical examination from a physician at the Company’s expense and to certify in writing to the Company’s designee each year (1) that you have had the examination and (2) the nature and extent of any medical impairments that prevent you from currently performing the essential functions of your position.

10. Excise Tax Gross-Up – Under certain circumstances you may become entitled to a gross-up payment with respect to the excise tax imposed by section 4999 of the Internal Revenue Code (the “Code”). The terms governing the gross-up payment are set forth in Exhibit A, which is incorporated herein by reference.

Mr. John Stratton

April 5, 2007

11. Termination Of Employment – (a) Voluntary Termination By You – You may terminate your employment under this Agreement for a reason other than Retirement (as defined in subparagraph (c), below) or Good Reason (as defined in subparagraph (d), below) by giving the Chief Executive Officer of Verizon (the “CEO”), at least 30 calendar days’ (exclusive of vacation days) in advance of such termination, written notice of your intent to so terminate. The termination shall automatically become effective upon the expiration of such notice period. Upon the effective date of such termination, your base salary and any other Company benefits and perquisites shall cease to accrue, you shall forfeit all then-outstanding value appreciation rights (VARs), unvested performance stock units (PSUs) and unvested restricted stock units (RSUs) and you shall forfeit all rights under this Agreement which as of the relevant date have not yet been earned. A termination of employment in accordance with this subparagraph (a) shall be deemed a “Voluntary Termination.”

(b) Termination Due To Death Or Disability – If, during the Term of Employment, you terminate employment because of death or disability (as defined under the Company-sponsored long-term disability plan that applies to you at the time your employment is so terminated), the Company shall make a lump-sum cash payment to you equal to the excess of (1) one times the sum of your base salary and short-term incentive (at 50% of maximum), over (2) any amounts payable to you under Company-sponsored disability plans. For this purpose, your base salary shall be based on your base salary rate in effect immediately before your employment terminated. In addition, all unvested and outstanding VARs, unvested PSUs and unvested RSUs shall vest pursuant to the terms prescribed by the provisions of the applicable long-term incentive award agreement that you have entered into with the Company.

(c) Retirement – You may terminate your employment under this Agreement by reason of Retirement (as defined below) by giving the CEO, at least 30 calendar days’ (exclusive of vacation days) in advance of such termination, written notice of your intent to so terminate. The termination shall automatically become effective upon the expiration of such notice period. Upon the effective date of such termination, you shall be entitled to a pro-rated portion of any short-term incentives. Any unvested and outstanding VARs, unvested PSUs and unvested RSUs shall vest pursuant to the terms prescribed by the provisions of the applicable long-term incentive award agreement that you have entered into with the Company. For purposes of this Agreement, “Retirement” means attaining normal retirement age as defined in the applicable long-term incentive award agreements. Except as provided by the preceding provisions of this subparagraph (c), upon the effective date of your Retirement, your base salary and any other Company benefits and perquisites shall cease to accrue; provided that you shall otherwise be eligible to receive any and all compensation and benefits for which a similarly situated senior executive would be eligible under the applicable provisions of the compensation and benefit plans in which he is then eligible to participate, as those plans may be amended from time to time.

(d) Termination For Good Reason – (1) You may terminate your employment under this Agreement for Good Reason by giving the CEO, at least 30 calendar days’ (exclusive of vacation days) in advance of such termination (the “Notice Period”), written notice of your intent to so terminate, setting forth in reasonable detail the facts and circumstances deemed to provide a basis for such termination. For purposes of this Agreement, “Good Reason” means a material breach by the Company of the terms and conditions of this Agreement, a material reduction in your overall compensation opportunities, or your assignment to a new principal work location that is more than 50 miles from your previous principal work location. A “Good Reason” shall not occur merely because of a change in the individual (or position) to whom (or to which) you report. In addition, a “Good Reason” shall not occur merely because the Company notifies you, in accordance with paragraph 3 (“Term”), that the Term of Employment shall not be extended for an additional two-year period.

Mr. John Stratton

April 5, 2007

(2) Notwithstanding the foregoing, the Company shall have 15 calendar days from its receipt of such notice to cure the action specified in the notice. In the event of a cure by the Company within the 15-day period, the action in question shall not constitute Good Reason.

(3) Except as provided in subparagraph (d)(2), above, at the end of the Notice Period, the Good Reason termination shall take effect, and your obligation to serve the Company, and the Company’s obligation to employ you, under the terms of this Agreement shall terminate simultaneously, and you shall be deemed to have incurred an Involuntary Termination Without Cause, with the consequences described in subparagraph (e), below; provided that your rights under this subparagraph (d) are contingent on your execution of a release in accordance with paragraph 12 (“Release”).

(4) If you do not fulfill the notice and explanation requirements imposed by this subparagraph (d), the resulting termination of employment shall be deemed a Voluntary Termination.

(e) Involuntary Termination Without Cause – The Company may terminate your employment under this Agreement at any time and for any reason. However, if the Company terminates your employment during the Term of Employment for any reason other than death, disability, or Cause (as defined in subparagraph (f), below), such termination shall be deemed an Involuntary Termination by the Company, and you shall be entitled to receive the following payments and benefits in lieu of any payment or benefit otherwise provided pursuant to paragraphs 6 (“Base Salary”) through 8 (“Benefits And Perquisites”):

(1)	The Company shall make a lump-sum cash severance payment to you equal to the excess of (i) two times the sum of your base salary and short-term incentive (at 50% of maximum), over (ii) the sum of any amounts paid or payable to you under any Company-sponsored severance plan, program, policy, contract, account, or arrangement;

(2)	Your unvested and outstanding VARs, unvested PSUs and unvested RSUs shall vest pursuant to the terms prescribed by the provisions of the applicable long-term incentive award agreements that you have entered into with the Company; and

(3)	You shall be eligible for outplacement and financial planning services to the extent that such services are then available to senior executives in your salary band;

provided that your rights under this subparagraph (e) are contingent on your execution of a release in accordance with paragraph 12 (“Release”). For purposes of this paragraph 11(e), the Company shall not be deemed to have terminated your employment during the Term of Employment if the Company notifies you, in accordance with paragraph 3 (“Term”), that the Term of Employment shall not be extended for an additional two-year period.

(f) Involuntary Termination For Cause – (1) Nothing in this Agreement prevents the Company from terminating your employment under this Agreement for Cause. In the event of your termination for Cause, the Company shall pay you your full accrued base salary and accrued vacation time through the date of your termination, you shall forfeit all outstanding VARs, unvested PSUs and unvested

Mr. John Stratton

April 5, 2007

RSUs and the Company shall have no further obligations under this Agreement; provided that you shall otherwise be eligible to receive any and all compensation and benefits for which a similarly situated senior executive would be eligible under the applicable provisions of the compensation and benefit plans in which he is then eligible to participate, as those plans may be amended from time to time.

(2) For purposes of this Agreement, “Cause” is defined as (i) grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to you; fraud, misappropriation or embezzlement involving the Company or a material breach of the Code of Business Conduct or any provision incorporated in paragraph 13 (“Covenants”), as determined by the CEO in his discretion, or (ii) commission of any felony of which you are finally adjudged guilty by a court of competent jurisdiction.

(3) If the Company terminates your employment for Cause, the Company shall provide you with a written statement of the grounds for such termination within 10 business days after the date of termination.

12. Release – You shall not be entitled to any benefits under paragraphs 10 (“Excise Tax Gross-Up”), 11(c) (“Retirement”), 11(d) (“Termination For Good Reason”), and 11(e) (“Involuntary Termination Without Cause”) following the termination of your employment unless, at the time your employment terminates, you execute a release satisfactory to the Company releasing the Company, its affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims you or your successors and beneficiaries might then have against them (excluding any claims you might then have under this Agreement, or any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended).

13. Covenants – In consideration for the benefits and agreements described above, you agree to comply with the covenants set forth in Exhibit B hereto, which are incorporated herein by reference.

14. Request For Waiver – Nothing in this Agreement bars you from requesting, at the time of your termination of employment or at any time thereafter, that the CEO, in his sole discretion, waive in writing the Company’s rights to enforce some or all of the provisions incorporated in paragraph 13 (“Covenants”).

15. Other Agreements And Policies – The obligations imposed on you by paragraph 13 (“Covenants”) are in addition to, and not in lieu of, any and all other policies and agreements of the Company regarding the subject matter of the foregoing obligations.

16. Nonduplication Of Benefits – No provision of this Agreement shall require the Company to provide you with any payment, benefit, or grant that duplicates any payment, benefit, or grant that you are entitled to receive under any Company compensation or benefit plan, award agreement, or other arrangement.

17. Other Company Plans – Except to the extent otherwise explicitly provided by this Agreement, any awards made to you under any Company compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder as in effect from time to time. Notwithstanding the foregoing, you shall not be entitled to participate in any Company compensation or benefit plan that is established after your employment with the Company terminates, and except as specifically provided in this Agreement, you shall not be entitled to any additional grants or awards under any Company compensation or benefit plan after your employment with the Company terminates. The amounts paid, provided, or credited under this Agreement shall not be treated as compensation for purposes of determining any benefits payable under any Company-sponsored pension, savings, life insurance, or other employee benefit plan except to the extent provided by the terms of such plan.

Mr. John Stratton

April 5, 2007

18. Forfeiture – (a) If you breach any of the obligations incorporated in paragraph 13 (“Covenants”), or engage in serious misconduct that is contrary to written policies of the Company and is harmful to the Company or its reputation, you shall forfeit any unpaid short-term and long-term incentive compensation that you are otherwise entitled to receive.

(b) The remedies available under this paragraph are in addition to, and not in lieu of, the remedies available under paragraph 25 (“Additional Remedies”).

19. No Deemed Waiver – Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

20. Taxes – The Company may withhold from any benefits payable under this Agreement all taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amounts and benefits provided under this Agreement, including the benefits and perquisites provided to you pursuant to paragraph 8 (“Benefits and Perquisites”), regardless of whether withholding is required.

21. Confidentiality – Except to the extent otherwise required by law, you shall not disclose, in whole or in part, any of the terms of this Agreement. This paragraph 21 does not prevent you from disclosing the terms of this Agreement to your spouse or to your legal, tax, or financial adviser, provided that you take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to a third party except as otherwise required by law.

22. Governing Law – To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

23. Assignment – Verizon may, without your consent, assign its rights and obligations under this Agreement to any entity that is a part of the Company, and if Verizon makes such an assignment, all references in this Agreement to Verizon (except for references to Verizon common stock) shall be deemed to refer to the assignee. However, you may not assign your rights and obligations under this Agreement.

24. Severability – The agreements contained herein and within the release prescribed by paragraph 12 (“Release”) shall each constitute a separate agreement independently supported by good and adequate consideration, and shall each be severable from the other provisions of the Agreement and such release. If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of this Agreement or such release is void, illegal, or unenforceable, the other terms, provisions, and portions of this Agreement or such release shall remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable shall either be limited so that they shall remain in effect to the extent permissible by law, or such arbitrator or court shall substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by this Agreement and such release.

Mr. John Stratton

April 5, 2007

25. Additional Remedies – In addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have, you acknowledge that

(a)	The covenants incorporated in paragraph 13 (“Covenants”) are essential to the continued good will and profitability of the Company;

(b)	You have broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the covenants incorporated in paragraph 13 (“Covenants”);

(c)	When your employment with the Company terminates, you shall be able to earn a livelihood without violating any of the terms of this Agreement;

(d)	Irreparable damage to the Company shall result in the event that the covenants incorporated in paragraph 13 (“Covenants”) are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of such covenants;

(e)	If any dispute arises concerning the violation by you of the covenants incorporated in paragraph 13 (“Covenants”), an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;

(f)	Such covenants shall continue to apply after any expiration, termination, or cancellation of this Agreement; and

(g)	Your breach of any of such covenants shall result in your immediate forfeiture of all rights under this Agreement.

26. Survival – The provisions of paragraphs 13 (“Covenants”) through 28 (“Entire Agreement”) shall survive the Term of Employment. In addition, if the Term of Employment is not extended in accordance with paragraph 3 (“Term”) but your employment continues after the end of the Term of Employment, you shall be subject to the obligations imposed by each of such paragraphs with respect to such employment. Any obligations that the Company has incurred under this Agreement to provide benefits that have vested under the terms of this Agreement (including the Company’s obligations under paragraph 11(c) (“Retirement”)) shall likewise survive the Term of Employment. Except as provided by the preceding provisions of this paragraph 26, if the Term of Employment is not extended in accordance with paragraph 3 (“Term”) but your employment continues after the end of the Term of Employment, the terms of such employment shall not be governed by this Agreement.

27. Arbitration – Any dispute arising out of or relating to this Agreement (except any dispute arising out of or relating to paragraph 13 (“Covenants”)), and any dispute arising out of or relating to your employment, shall be settled by final and binding arbitration, which shall be the exclusive means of resolving any such dispute, and the parties specifically waive all rights to pursue any other remedy, recourse, or relief. With respect to disputes by the Company arising out of or relating to paragraph 13 (“Covenants”), the Company has retained all its rights to legal and equitable recourse and relief, including but not limited to injunctive relief, as referred to in paragraph 25 (“Additional Remedies”). The arbitration shall be expedited and conducted in the State of New York pursuant to the Center for Public Resources (“CPR”) Rules for Non-Administered Arbitration in effect at the time of notice of the dispute before one neutral arbitrator appointed by CPR from the CPR Panel of neutrals unless the parties mutually agree to the appointment of a different neutral arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The finding of the arbitrator may not change the express terms of this Agreement and shall be consistent with the arbitrator’s understanding of the findings a court of proper jurisdiction would make in applying the applicable

Mr. John Stratton

April 5, 2007

law to the facts underlying the dispute. In no event whatsoever shall such an arbitration award include any award of damages other than the amounts in controversy under this Agreement. The parties waive the right to recover, in such arbitration, punitive damages. Each party hereby agrees that New York City is the proper venue for any litigation seeking to enforce any provision of this Agreement or to enforce any arbitration award under this paragraph 27, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in New York City to enforce any provision of this Agreement or to enforce any arbitration award under this paragraph 27. Each party also waives any right it might otherwise have to seek to transfer from a federal or state court in New York City a suit filed by the other party to enforce any provision of this Agreement or to enforce any arbitration award under this paragraph 27.

28. Entire Agreement – Except for the terms of the compensation and benefit plans in which you participate (including any long-term incentive award agreements issued thereunder), this Agreement, including the Exhibits hereto, sets forth the entire understanding of you and the Company, and supersedes all prior agreements and communications, whether oral or written, between the Company (or its subsidiaries or partnerships) and you regarding the subject matter of this Agreement. This Agreement shall not be modified except by written agreement of you and Verizon.

John, I believe that this Agreement provides you and your family with a firm foundation of financial security as our Company faces many new challenges and opportunities. I recognize that the Company and the telecommunications industry operate in a rapidly changing and demanding environment. It is my hope that this Agreement demonstrates to you the level of confidence that I have in your abilities to meet the commitments that I expect from you. Please indicate your acceptance by signing below and returning the signed Agreement to Marc Reed within fifteen business days after your receipt of this Agreement.

Sincerely yours,

/s/ Ivan Seidenberg	/s/ DFS
Ivan Seidenberg	D.F.S. Initialed
Chairman and Chief Executive Officer

I agree to the terms described above.

/s/ John Stratton
John Stratton

Attachments:	Exhibit A – Excise Tax Gross-Up
Exhibit B – Covenants

cc: Dennis F. Strigl

EXHIBIT A

Excise Tax Gross-Up

1. Gross-Up Payment – If any payment or benefit received or to be received by you from the Company pursuant to the terms of the Agreement to which this Exhibit A is attached or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code (the “Code”) as determined in accordance with this Exhibit A, the Company shall pay you, at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount that you retain, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by you with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.

2. Calculations – For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax,

(a)	The total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel selected by Verizon and reasonably acceptable to you (“Independent Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(b)	The amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of “excess parachute payments” within the meaning of section 280G(b)(1) of the Code (after applying clause (a), above); and

(c)	The value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of section 280G(d)(3) and (4) of the Code.

3. Tax Rates – For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

4. Time of Gross-Up Payments – The Gross-Up Payments provided for in this Exhibit A shall be made upon the earlier of (a) the payment to you of any Payment or (b) the imposition upon you, or any payment by you, of any Excise Tax.

5. Adjustments to Gross-Up Payments – If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax is less than the amount previously taken into account hereunder, you shall repay the Company, within 30 days of your receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by you on the amount of such repayment, provided that if any such amount has been paid by you as an Excise Tax or other tax, you shall cooperate with the Company in seeking a refund of any tax overpayments, and you shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to you.

6. Additional Gross-Up Payment – If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

7. Change In Law Or Interpretation – In the event of any change in or further interpretation of section 280G or 4999 of the Code and the regulations promulgated thereunder, you shall be entitled, by written notice to Verizon, to request a written opinion of Independent Counsel regarding the application of such change or further interpretation to any of the foregoing, and Verizon shall use its best efforts to cause such opinion to be rendered as promptly as practicable.

8. Fees And Expenses – All fees and expenses of Independent Counsel incurred in connection with this Exhibit A shall be borne by Verizon.

9. Survival – The Company’s obligation to make a Gross-Up Payment with respect to Payments made or accrued before the end of the Term of Employment shall survive the Term of Employment unless (a) your employment is terminated for Cause pursuant to paragraph 11(f) of the Agreement to which this Exhibit A is attached (“Involuntary Termination For Cause”), (b) you fail to execute a release in accordance with paragraph 12 of such Agreement (“Release”), or (c) you fail to comply with the covenants incorporated in paragraph 13 of such Agreement (“Covenants”), in which event the Company’s obligation under this Exhibit A shall terminate immediately.

10. Defined Terms – Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

EXHIBIT B

Covenants

1. Noncompetition – In consideration for the benefits and agreements described in the Agreement to which this Exhibit B is attached, you agree that:

(a) Prohibited Conduct – During the period of your employment with the Company, and for the period ending one year after your termination of employment for any reason from the Company, you shall not, without the prior written consent of the CEO(s):

(1)	personally engage in Competitive Activities (as defined below); or

(2)	work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest;

provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities, or (ii) engaging in the private practice of law as a sole practitioner or as a partner in (or as an employee of or counsel to) a law firm in accordance with applicable legal and professional standards.

(b) Competitive Activities – For purposes of the Agreement to which this Exhibit B is attached, “Competitive Activities” means business activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company, and (2) for which you then have responsibility to plan, develop, manage, market, or oversee, or had any such responsibility within your most recent 24 months of employment with the Company. Notwithstanding the previous sentence, a business activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services sold by you or a third party does not overlap with the geographic marketing area for the applicable products and services of the Company.

2. Interference With Business Relations – During the period of your employment with the Company, and for a period ending with the expiration of one year following your termination of employment for any reason from the Company, you shall not, without the written consent of the CEO(s):

(a)	recruit or solicit any employee of the Company for employment or for retention as a consultant or service provider;

(b)	hire or participate (with another company or third party) in the process of hiring (other than for the Company) any person who is then an employee of the Company, or provide names or other information about Company employees to any person or business (other than the Company) under circumstances that could lead to the use of that information for purposes of recruiting or hiring;

(c)	interfere with the relationship of the Company with any of its employees, agents, or representatives;

(d)	solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company or (2) to divert any business of such customer or prospect from the Company; or

(e)	otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, or employees.

3. Return Of Property; Intellectual Property Rights – You agree that on or before your termination of employment for any reason with the Company, you shall return to the Company all property owned by the Company or in which the Company has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company is the rightful owner of any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company, where any such origination or development involved the use of Company time or resources, or the exercise of your responsibilities for or on behalf of the Company. You shall at all times, both before and after termination of employment, cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

4. Proprietary And Confidential Information – You shall at all times preserve the confidentiality of all proprietary information and trade secrets of the Company, except to the extent that disclosure of such information is legally required. “Proprietary information” means information that has not been disclosed to the public and that is treated as confidential within the business of the Company, such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information and data; identities of users and purchasers of the Company’s products or services; and other confidential matters pertaining to or known by the Company, including confidential information of a third party that you know or should know the Company is bound to protect.

5. Definitions – Except where clearly provided to the contrary, all capitalized terms used in this Exhibit B shall have the definitions given to those terms in the Agreement to which this Exhibit B is attached.

ADDENDUM A

The following amendments are effective January 1, 2008:

1.	The following sentence is added to the end of Paragraph 10:

Notwithstanding the preceding sentence, if a gross-up payment is made on account of a separation from service, payment shall be made no earlier than the Severance Payment Date.

2.	The first sentence of Paragraph 11(b) is amended to insert after “lump-sum cash payment to you” the phrase “on the Severance Payment Date (as defined in subparagraph (g)).”

3.	Paragraph 11(e)(1) is amended to insert after “lump-sum cash severance payment to you” the phrase “on the Severance Payment Date (as defined in subparagraph (g)).”

4.	Paragraph 11 is amended to include the following new subparagraphs (g) and (h):

(g) Severance Payment Date – The Severance Payment Date is the earlier of (1) the first business day that occurs more than six (6) months after the date you separate from service or (2) a date that occurs within 60 days following your death.

(h) Termination of Employment – For purposes of the lump sum payments described in paragraphs 11(b) and 11(e)(1) (including a lump sum payment under paragraph 11(e)(1) pursuant to paragraph 11(d)(3)), your employment will be considered terminated on the date you incur a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)) from Verizon Communications Inc. and any entity required to be aggregated with Verizon Communications Inc. under Treasury Regulation Section 1.409A-1(h)(3).

5.	Paragraph 12 is amended to replace the phrase “at the time your employment terminates” with the phrase “within sixty (60) days from the date that your employment terminates.”

6.	The following sentence is added to the end of Paragraph 28:

This Agreement will be interpreted and construed in favor of it meeting the applicable requirements of section 409A of the Code, and any right to reimbursement of expenses or in-kind benefits that is not conditioned upon continued employment is subject to the conditions required by Treas. Reg. § 1.409A-3(i)(1)(iv); provided that this sentence does not transfer to the Company or any entity or other individual liability for any tax or penalty that is your responsibility.

Verizon 140 West Street New York, NY 10007

March 1, 2010

Mr. John Stratton

Dear John:

I am writing to inform you of certain recent decisions made by the Human Resources Committee of Verizon’s Board of Directors (the “Committee”) that will effect the terms of your executive employment agreement, which will be assigned to Verizon Wireless. At its February meeting, the Committee decided not to renew the current two-year term of any outstanding Verizon employment agreement. As a result, your employment agreement will expire at the end of the current two-year term on December 31, 2010. In addition, the Committee has decided to eliminate the excise tax gross-up provision in all outstanding employment agreements. This provision would have provided you with a tax gross-up payment in the event that a change in control of Verizon triggered an excess parachute payment as defined under the Internal Revenue Code. These decisions by the Committee were based upon the enhanced focus on executive compensation and the desire to further align Verizon’s executive compensation program with market pay practices.

In connection with these decisions, the Verizon Wireless Human Resources Committee has adopted the Verizon Wireless Senior Manager Severance Plan (the “Plan”), which you will be eligible to participate in upon expiration of your employment agreement. The Plan generally provides separation benefits that are consistent with those provided under your employment agreement. Under the Plan, to the extent your employment has been involuntarily terminated without cause or you separate from employment as the result of a “good reason”, you will be eligible to receive a lump-sum cash separation payment equal to two times your base salary and target short-term incentive opportunity, along with continuing medical and dental coverage for the applicable severance period.

We are requesting that you sign below to indicate that you acknowledge your participation in the Plan and the incorporation of the attached Addendum B into your employment agreement. Please return a signed copy of this letter to Alan Gardner at your earliest convenience. Feel free to call me with any questions you may have.

Sincerely yours,

/s/ Marc Reed
Marc Reed
Executive Vice President
Corporate Human Resources

I acknowledge my participation in the Verizon Wireless Senior Manager Severance Plan and the incorporation of the attached Addendum B into my employment agreement.

/s/ John Stratton
John Stratton

ADDENDUM B

Effective immediately, Verizon is hereby assigning your employment agreement to Verizon Wireless pursuant to the terms and conditions contained in paragraph 23.

In addition, the following amendments are effective December 31, 2009:

7.	Paragraph 10 is deleted in its entirety and the paragraphs that follow are renumbered accordingly.

8.	Exhibit A is deleted in its entirety and Exhibit B is renamed as Exhibit A.